EXHIBIT 15

                             IRURITA ABOGADOS, S.C.

                      CAMINO AL AJUSCO NO. 130 DESPACHO 203
                 COL. JARDINES EN LA MONTANA, 14210 MEXICO, D.F.
                          TEL: 5631-5190 FAX: 5632-4468

                                                          June 23, 2004

Grupo Elektra, S.A. de C.V.
Avenida Insurgentes Sur 3579
Col. Tlalpan la Joya
14000 Mexico, D.F.

Dear Sirs:

      We have acted as special Mexican counsel to you, Grupo Elektra, S.A. de C.V. (the "Company"), a limited liability corporation with variable capital (sociedad anonima de capital variable) organized and existing under the laws of the United Mexican States in connection with the reportable related-party transactions under Item 7.B.2 of Form 20-F.

      This opinion is given to you pursuant to Item 7.B.3 of Form 20-F.

      Banco Azteca, S.A., Institucion de Banca Multiple, subsidiary of the Company ("Banco Azteca"), is duly organized and validly existing and holds the proper authorization to operate as a credit institution (institucion de banca multiple), organized and existing under the laws of the United Mexican States. Pursuant to the foregoing, Banco Azteca is subject to the Mexican banking laws, rules and regulations, specially the Credit Institutions Law (Ley de Instituciones de Credito) ("LIC"). There also, Banco Azteca is under the supervision of the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico) as well as the National Banking and Securities Commission (Comision Nacional Bancaria y de Valores) ("CNBV").

      In connection with the foregoing, we have reviewed the laws, rules and regulations that we have deemed appropriate, and in this regard, section 117 of the LIC prohibits credit institutions to disclose information on the deposits, services or any other type of operations to any other person than the corresponding depositor, creditor, holder or beneficiary or its legal representatives, as well as any Mexican judicial authority as a result of a subpoena and to tax authorities by request of the CNBV.

      Based on the foregoing, we are of the opinion that Banco Azteca, subsidiary of the Company, cannot disclose to the Company the information required to be set forth in Item 7.B.3 of Form 20-F.

      This opinion is limited to matters of Mexican law in force on the date hereof. We express no opinion with respect to the law of any other jurisdiction.

                             IRURITA ABOGADOS, S.C.

      This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

      This opinion is being furnished by us as your special counsel on the aspects described herein above and is solely for your benefit.

                                               Very Truly Yours,

                                               IRURITA ABOGADOS, S.C.


                                               /s/ Miguel Irurita Tomasena
                                               ---------------------------